Exagen Inc. Reports Strong First Quarter 2024 Results:
Raises Guidance for Full Year

May 13, 2024

Carlsbad, Calif., – Exagen Inc. (Nasdaq: XGN), a leading provider of autoimmune testing solutions, today reported financial results for the quarter ended March 31, 2024.

First Quarter Highlights:

•Recognized total revenue of $14.4 million in the first quarter of 2024, a 28.4% increase over the first quarter of 2023.
•Delivered gross margin of 59.6% in the first quarter of 2024, compared to a gross margin of 47.2% in the first quarter of 2023.

•AVISE® CTD trailing twelve-month average selling price (ASP) of $377, a 35.1% increase over the trailing twelve-month ASP in the first quarter of 2023.

•Net loss of $3.4 million in the first quarter of 2024, a 56.3% improvement over the first quarter of 2023.

•Adjusted EBITDA of $(2.0) million for the first quarter of 2024, a 67.7% improvement over the first quarter of 2023.

•Cash and cash equivalents were $27.3 million, with cash runway into 2026.

"I'm thrilled with the strong start to the year, where we saw continued improvements in our key metrics, bringing us closer to our goal of profitability. Our volume increased in every month of the first quarter, and we’re seeing that trend continue into the second quarter. We've built strong momentum with material improvements to our ASP, and I'm excited about the opportunities that lie ahead, including updates to our flagship product, AVISE CTD. The inclusion of T-cell and new RA markers into AVISE CTD will make our industry leading offering even more valuable to clinicians and positively impact the company's financial standing. Given the continued trajectory and strength of our business, we are raising our revenue and adjusted EBITDA expectations for the full year 2024. The Exagen team has done a fantastic job, and I'd like to thank them for their hard work and dedication,” said John Aballi, President and Chief Executive Officer.

First Quarter 2024 Financial Results
Revenue was $14.4 million in the first quarter of 2024, compared to $11.2 million in the first quarter of 2023, primarily due to improved ASP. Gross margin was 59.6% in the first quarter of 2024, compared to

47.2% in the first quarter of 2023. The increase in gross margin percentage was driven by an increase in ASP.

Operating expenses were $17.4 million in the first quarter of 2024, compared with $18.9 million in the first quarter of 2023. The decrease in operating expenses was a result of lower selling, general and administrative expenses related to a reduced headcount.

Net loss was $3.4 million for the first quarter of 2024, compared to a net loss of $7.7 million in the first quarter of 2023.
Adjusted EBITDA was $(2.0) million for the first quarter of 2024, compared to $(6.2) million for the first quarter of 2023.
Cash and cash equivalents were $27.3 million as of March 31, 2024 and our accounts receivable balance was $10.9 million.

A reconciliation of non-GAAP adjusted EBITDA to GAAP net loss, the closest GAAP financial measure, is provided in the financial schedules that are part of this press release. An explanation of this non-GAAP financial measures is also included below under the heading “Use of Non-GAAP Financial Measures (unaudited).”

2024 Guidance
For full year 2024 revenue, we are increasing our guidance to at least $55 million and now believe our adjusted EBITDA will be better than negative $18 million. Given our continued improved performance, we believe our existing cash and cash equivalents are adequate to meet our anticipated cash requirements into 2026.

Conference Call
A conference call to review first quarter 2024 financial results and to provide a business update is scheduled for today, May 13, 2024, at 8:30 AM Eastern Time (5:30 AM Pacific Time). Interested parties may access the conference call by dialing (201) 389-0918 (U.S.) or (877) 407-0890 (international). Additionally, a link to a live webcast of the call will be available in the Investor Relations section of Exagen's website at investors.exagen.com.
Participants are asked to join a few minutes prior to the call to register for the event. A replay of the conference call will be available until Monday, May 27, 2024, at 11:59 PM Eastern Time (8:59 PM Pacific Time). Interested parties may access the replay by dialing (201) 612-7415 (U.S.) or (877) 660-6853 (international) using passcode 13746122. A link to the replay of the webcast will also be available in the Investor Relations section of Exagen's website.
Use of Non-GAAP Financial Measures (UNAUDITED)
In this release, we use the metrics of adjusted EBITDA, which is not calculated in accordance with generally accepted accounting principles in the United States (GAAP) and is a non-GAAP financial measure. Adjusted EBITDA excludes from net loss interest income (expense), depreciation and amortization expense, and stock-based compensation expense.

We use adjusted EBITDA internally because we believe these metrics provide useful supplemental information in assessing our operating performance reported in accordance with GAAP. We believe adjusted EBITDA may enhance an evaluation of our operating performance because it excludes the impact of prior decisions made about capital investment, financing, investing and certain expenses we believe are not indicative of our ongoing performance. However, this non-GAAP financial measure may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes.

This non-GAAP financial measure is not meant to be considered in isolation or used as a substitute for net loss reported in accordance with GAAP, should be considered in conjunction with our financial information presented in accordance with GAAP, has no standardized meaning prescribed by GAAP, is unaudited, and is not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future, there may be other items that we may exclude for purposes of these non-GAAP financial measures, and we may in the future cease to exclude items that we have historically excluded for purposes of these non-GAAP financial measures. Likewise, we may determine to modify the nature of adjustments to arrive at these non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measure as used by us in this press release and the accompanying reconciliation table have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Accordingly, investors should not place undue reliance on non-GAAP financial measures.

About Exagen
Exagen is a leading provider of autoimmune testing and its purpose as an organization is to provide clarity in autoimmune disease decision making with the goal of improving patients’ clinical outcomes. Exagen is located in San Diego County, California.

For more information, please visit Exagen.com or follow @ExagenInc on X (formally known as Twitter).

Forward Looking Statements
Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Exagen’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: Exagen’s goals, strategies and ambitions; potential future financial and business performance; the potential utility and effectiveness of Exagen’s services and testing solutions; updates to be made to AVISE® CTD; potential shareholder value and growth and 2024 guidance. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: delays in reimbursement and coverage decisions from Medicare and third-party payors and in interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving its tests; changes in laws and regulations related to Exagen’s regulatory requirements; Exagen’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products among rheumatologists, patients, third-party payors and others in the medical community; Exagen’s ability to successfully execute on its business strategies; third-party payors not providing coverage and adequate reimbursement for Exagen’s testing products, including Exagen’s ability to collect on funds due; Exagen’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting Exagen’s business; and other risks described in Exagen’s prior press releases and Exagen’s filings with the Securities and Exchange Commission (“SEC”), including under the heading “Risk Factors” in Exagen’s

Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 18, 2024, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 13, 2024 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:
Ryan Douglas
Exagen Inc.
ir@exagen.com
760.560.1525

Exagen Inc.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023

Revenue	$14,415	$11,230
Operating expenses:
Costs of revenue	5,817	5,926
Selling, general and administrative expenses	10,542	11,884
Research and development expenses	1,059	1,126
Total operating expenses	17,418	18,936
Loss from operations	(3,003)	(7,706)
Interest expense	(549)	(638)
Interest income	192	656
Net loss	$(3,360)	$(7,688)
Net loss per share, basic and diluted	$(0.19)	$(0.44)
Weighted-average number of shares used to compute net loss per share, basic and diluted	17,944,438	17,526,763

Exagen Inc.
Unaudited Condensed Balance Sheets
(in thousands, except share and per share data)

	March 31, 2024	December 31, 2023

Assets
Current assets:
Cash and cash equivalents	$27,267	$36,493
Accounts receivable, net	10,901	6,551
Prepaid expenses and other current assets	4,232	4,797
Total current assets	42,400	47,841
Property and equipment, net	4,775	5,201
Operating lease right-of-use assets	3,072	3,286
Other assets	561	616
Total assets	$50,808	$56,944
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,470	$3,131
Accrued and other current liabilities	6,040	7,531
Operating lease liabilities	1,005	976
Borrowings-current portion	268	264
Total current liabilities	8,783	11,902
Borrowings-non-current portion, net of discounts and debt issuance costs	19,269	19,231
Non-current operating lease liabilities	2,497	2,760
Other non-current liabilities	268	357
Total liabilities	30,817	34,250
Commitments and contingencies (Note 5)
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued or outstanding as of March 31, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized as of March 31, 2024 and December 31, 2023; 17,317,941 and 17,045,954 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	17	17
Additional paid-in capital	302,550	301,893
Accumulated deficit	(282,576)	(279,216)
Total stockholders' equity	19,991	22,694
Total liabilities and stockholders' equity	$50,808	$56,944

Exagen Inc.
Reconciliation of Non-GAAP Financial Measures (UNAUDITED)
The table below presents the reconciliation of adjusted EBITDA, which is a non-GAAP financial measure. See "Use of Non-GAAP Financial Measures (UNAUDITED)" above for further information regarding the Company's use of non-GAAP financial measures.

	Three Months Ended March 31,
	2024	2023
(in thousands)
Adjusted EBITDA
Net loss	$(3,360)	$(7,688)
Other (Income) Expense	(192)	(656)
Interest Expense	549	638
Depreciation and amortization expense	458	553
Stock-based compensation expense	553	984
Adjusted EBITDA (Non-GAAP)	$(1,992)	$(6,169)